SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement
☐  Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

North Fork Bancorporation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[NORTH FORK LOGO]

March 21, 2003

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, at 10 a.m. on Tuesday, April 22, 2003.

      There is one matter scheduled to be acted upon at the meeting:

•	The election of four directors to Class 1 of the Board of Directors.

      The Board of Directors believes that the election of the nominees listed in the attached proxy statement is in the best interests of the company and its stockholders and unanimously recommends a vote “FOR” the nominees.

      Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly complete, sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend. Alternatively, you may vote your shares by using a toll-free telephone number or the Internet. Instructions on how to vote your shares by telephone or via the Internet are set forth on the proxy card enclosed with this proxy statement.

      Thank you for your consideration and continued support.

Sincerely,

/s/ JOHN ADAM KANAS

JOHN ADAM KANAS
Chairman of the Board, President
and Chief Executive Officer

275 BROADHOLLOW ROAD, MELVILLE, NEW YORK 11747 (631) 844-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 22, 2003

To the Stockholders of

North Fork Bancorporation, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), will be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, April 22, 2003, at 10 a.m. for the purpose of considering and voting upon the following items:

1. The election of four directors to Class 1 of North Fork’s Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified; and

2. Any other business which may properly be brought before the meeting.

      In accordance with Delaware law and the By-laws of the company, a list of the holders of North Fork common stock entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the meeting during the entire time thereof.

March 21, 2003

By Order of the Board of Directors

/s/ Aurelie S. Graf

Aurelie S. Graf
Vice President and Corporate Secretary

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE NUMBER ON THE PROXY CARD OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY PRIOR TO THE MEETING, OR IN PERSON IF YOU ATTEND THE MEETING, IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

NORTH FORK BANCORPORATION, INC.

275 Broadhollow Road
Melville, New York 11747

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS
April 22, 2003

      This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (“North Fork”) of proxies to be voted at the Annual Meeting of Stockholders to be held at 10 a.m. on Tuesday, April 22, 2003, at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 21, 2003.

GENERAL VOTING INFORMATION

1.     Who is entitled to vote?

      Each stockholder of record as of the close of business on the record date for the meeting, February 28, 2003, is entitled to vote at the meeting. On the record date, we had 157,742,066 shares of common stock, par value $0.01 per share, issued and outstanding. Each issued and outstanding share of common stock will be entitled to one vote on each matter to be voted on at the meeting and can be voted only if the record owner is present at the meeting to vote or is represented at the meeting by proxy.

2.     How do I submit my proxy?

      If you are entitled to vote and wish to submit a proxy to vote at the meeting, you may do so in any of the following manners: (i) by telephone using the toll-free number listed on the proxy card, (ii) electronically, using the Internet at the web site listed on the proxy card, or (iii) by returning the enclosed proxy card by mail. Additional telephone and Internet voting information and instructions are provided on the enclosed proxy card. You should provide all required information when voting via telephone or the Internet, including the control numbers located on the proxy card, which are used to authenticate your identity and properly record your voting instructions. We have been advised by counsel that these voting procedures, which have been made available through Equiserve Trust Company, N.A., are consistent with applicable legal requirements.

      If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank. Your broker or bank may or may not allow voting via telephone or Internet.

      The deadline for submission of proxies by telephone or Internet is 12:00 midnight Eastern Daylight Time on Monday, April 21, 2003 (the day prior to the meeting date).

3.     How are proxies being solicited?

      Proxies are being solicited by mail. They may also be solicited by our directors, officers and other employees. Those individuals may solicit proxies personally or by telephone or telegraph, but they will not receive any additional compensation for their services. In addition, we have arranged with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and will reimburse them for out-of-pocket expenses incurred in forwarding the materials. Also, we have retained D.F. King & Co., Inc. to assist with soliciting proxies, at an estimated cost of $8,500, plus reimbursement for reasonable out-of-pocket expenses. We will pay all expenses of solicitation.

4.     Can I change my vote after submitting the proxy card?

      Yes. If you submit your proxy pursuant to the instructions above, and later decide that you wish to change or revoke your proxy, you may do so at any time prior to its exercise at the meeting. For example, if you submit a proxy with a vote for or against a particular issue to be voted on at the meeting, you may change your proxy prior to the time the vote takes place at the meeting. To change your proxy, you must do one of the following: (i) submit a written revocation prior to the meeting to Ms. Aurelie S. Graf, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747, (ii) submit another proxy by telephone, via the Internet or by mail that is dated later than the original proxy, or (iii) attend the meeting and vote the shares of stock in person. If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

5.     What constitutes a quorum at the meeting and how are votes counted?

      In order to conduct business at the meeting, a quorum must be present. A majority (more than 50%) of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting, as required by applicable state law as well as our Certificate of Incorporation and By-laws. Shares represented by proxies or ballots marked “WITHHOLD” on Item 1, Election of Directors, will be treated as shares present or represented at the meeting for purposes of determining a quorum.

      Shares represented by proxies or ballots marked “WITHHOLD” on Item 1, Election of Directors, will not have any direct effect on the election of directors or result in the defeat of any of the Board’s nominees, as there are no other nominees for any of the open Board seats.

      Shares held in “street name” by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers’ customers) must be voted by the broker in accordance with your instructions. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be deemed present or represented at the meeting for purposes of a quorum. However, broker non-votes will not be deemed entitled to vote for purposes of voting on any particular matter and therefore will not affect the outcome of any matter to be voted on at the meeting.

6.     How many votes are required for the election of directors?

      The affirmative vote of a plurality of the shares present in person or represented at the meeting and entitled to vote on Item 1, Election of Directors, is required for the election of directors. A “plurality” means receiving a higher number of votes than any other candidate. In other words, the nominees receiving the most “FOR” votes will be elected director.

      Votes on Item 1 will be counted and vote totals announced at the meeting by the inspectors of election.

7.     How many votes are required to approve any other matter that may come before the meeting?

      We do not know of any other matter that may be put to a vote at the meeting. If such a matter arises, however, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law. Approval of any such other matter would require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

Certain Beneficial Ownership

      We do not know of any person who beneficially owned more than 5% of North Fork’s common stock as of March 11, 2003, the most recent practicable date before we printed this proxy statement. As of that date, no person had filed with the Securities and Exchange Commission as beneficially owning more than 5% of the common stock. For purposes of this disclosure, “beneficial ownership” is a defined term in the SEC’s Rule 13d-3. Generally, it means the power to vote or the power to sell securities, regardless of whether the person has any economic interest in the securities.

Item 1.	ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO
DIRECTORS AND OFFICERS

      Four directors of North Fork will be elected at the meeting. Each director will serve in Class 1 of the Board of Directors and will hold office for three years (through the 2006 annual meeting) and until his successor shall have been duly elected and qualified.

      If we timely receive your properly executed proxy card and you have not revoked that proxy card prior to the meeting, we will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted on your proxy card, we will vote them for the election of all the nominees listed below.

      Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

      The following information is provided with respect to each nominee for director and each current director whose term of office extends beyond the date of the meeting.

Nominees for Director and Directors Continuing in Office

		Shares of
		North Fork
		Common Stock
	Served	Beneficially Owned
	as a	as of February 28, 2003(c)
Name, Age, Principal Occupation and	Director
Other Positions with North Fork and North Fork Bank(a)(b)	Since	No. of Shares		Percent

NOMINEES FOR DIRECTOR:
CLASS 1 (terms to expire in 2006):
Allan C. Dickerson, 70	1988	50,451	(1)	*
Former President, Roy H. Reeve Agency, Inc. (general insurance company)(1975-1994)
Lloyd A. Gerard, 71	1981	91,620	(2)	*
Antique Dealer and Auctioneer
John Adam Kanas, 56	1981	2,386,772	(3)	1.48%
Chairman, President and Chief Executive Officer of North Fork and North Fork Bank
Raymond A. Nielsen, 52	2000	533,119	(4)	*
Former President and Chief Executive Officer, Reliance Bancorp, Inc.
CLASS 2 (terms to expire in 2004):
James F. Reeve, 62	1988	173,554	(5)	*
President, Harold R. Reeve & Sons, Inc. (general construction company)
George H. Rowsom, 67	1981	28,601	(6)	*
President, S.T. Preston & Son, Inc. (retail marine supplies company)
Dr. Kurt R. Schmeller, 65	1994	77,190		*
Former President, Queens Borough Community College, CUNY
CLASS 3 (terms to expire in 2005):
John Bohlsen, 60	1986	1,158,662	(7)	*
Vice Chairman of North Fork and North Fork Bank; President, The Helm Development Corp. (real estate company)
Daniel M. Healy, 60	2000	804,583	(8)	*
Executive Vice President and Chief Financial Officer of North Fork
All Directors and Executive Officers of North Fork as a Group		5,304,552	(9)	3.29%

NOTES TO BENEFICIAL OWNERSHIP TABLE:

*	Less than one percent (1%).

(a)	Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

(b)	All persons listed as nominees for director or as continuing directors of North Fork are also directors of North Fork Bank.

(c)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares that the person has a right to acquire within 60 days of February 28, 2003.

(1)	Includes 24,483 shares held by Mr. Dickerson’s wife.

(2)	Includes 6,689 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

(3)	Includes 990,136 shares of restricted stock and options to purchase 411,965 shares previously granted to Mr. Kanas under the compensatory stock plans, 25,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son and 400 shares held by his wife as custodian for their son. Excludes 53,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code. Excludes 117,711 shares to be received as a result of the exercise of previously granted options on March 11, 2002, for which Mr. Kanas has elected to defer receipt until a later date in accordance with the terms of the company’s equity compensation plans.

(4)	Includes 1,125 shares held by Mr. Nielsen’s wife in an Individual Retirement Account, 200 shares held by his dependent child, 4,114 shares held in a trust and options to purchase 136,896 shares received by Mr. Nielsen in exchange for his Reliance Bancorp Inc. stock options when Reliance Bancorp Inc. merged into North Fork on February 18, 2000. Mr. Nielsen initially received his Reliance Bancorp Inc. stock options under that company’s compensatory stock plans.

(5)	Includes 55,625 shares held by Mr. Reeve’s wife.

(6)	Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 965 shares held by his wife, and 9,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

(7)	Includes 454,899 shares of restricted stock and options to purchase 203,855 shares previously granted to Mr. Bohlsen under the compensatory stock plans, 2,768 shares held by his wife, and 37,220 shares held by his sons. Excludes 25,205 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code. Excludes 65,319 shares to be received as a result of the exercise of previously granted options on March 11, 2002, for which Mr. Bohlsen has elected to defer receipt until a later date in accordance with the terms of the company’s equity compensation plans.

(8)	Includes 260,985 shares of restricted stock and options to purchase 175,848 shares previously granted to Mr. Healy under the compensatory stock plans, but does not include options to purchase 22,900 shares previously exercised by Mr. Healy on January 17, 2003. Excludes

52,094 shares to be received as a result of the exercise of previously granted options on March 11, 2002, for which Mr. Healy has elected to defer receipt until a later date in accordance with the terms of the company’s equity compensation plans.

(9)	Includes all shares beneficially owned by the 9 individuals listed in the table, who together constitute all of the directors and executive officers of North Fork. The total for the group includes 1,706,020 shares of restricted stock and options to purchase an aggregate of 928,564 shares received by these individuals under compensatory stock plans.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, as well as any 10% stockholders, to file reports with the SEC from time to time regarding their ownership of our stock, including changes in their stock ownership. Copies of these reports are also filed with us. Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2002, we believe that all of our executive officers and directors complied with all these Section 16(a) reporting requirements in 2002 and timely filed all reports.

Meetings of the Board of Directors

      The Board of Directors met 14 times during 2002. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all Board committees of which the director was a member during the period he was a director or served on such committees.

Board Committees

      Our Board of Directors has an Executive Committee, which acts on behalf of the board if a matter requires board action before a meeting of the full board can be held.

      Our Board of Directors also has an Audit Committee that reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by our independent public accountants.

      In addition, our Board of Directors has a Compensation and Stock Committee that reviews and makes recommendations on salary levels for executives and other officers, makes certain decisions affecting executive bonuses under our Annual Incentive Compensation Plan and determines all awards to executives under our compensatory stock plans.

      Historically, the Board of Directors has not maintained a separate committee to review or make recommendations on nominees to the Board of Directors or perform functions similar to those of a nominating committee, although it has established such a committee on occasion. Consistent with newly proposed rules of the New York Stock Exchange, the Board of Directors is in the process of establishing a nominating committee that will also serve as a corporate governance committee. Upon creation, the committee will consist solely of independent directors and will be the primary source of candidates for the Board of Directors’ final consideration. The Board of Directors’ nominees for election at this year’s annual meeting were identified, reviewed and approved by the independent members of the Board of

Directors. Our By-laws currently provide a procedure under which a stockholder, meeting certain requirements, may nominate a person for election as director at an annual meeting. For more information regarding the nomination of a director, see “Proposals by Stockholders” on page 31.

      The following table shows the current membership and the number of meetings held by each committee during 2002.

Compensation
Director	Audit		& Stock	Executive

John Bohlsen				X
Allan C. Dickerson			X *	X
Lloyd A. Gerard	X		X
Daniel M. Healy
John Adam Kanas				X	*
Raymond A. Nielsen	X	*	X
James F. Reeve				X
George H. Rowsom			X
Dr. Kurt R. Schmeller	X

2002 Meetings	10		8	0

*	Committee Chairman

Compensation Committee Interlocks and Insider Participation

      No current member of the Compensation and Stock Committee is now an officer or an employee of North Fork or any of its subsidiaries or has ever been an officer of North Fork or any of its subsidiaries or during the last fiscal year has had any substantial business dealings with North Fork, except for Mr. Nielsen, who in addition to being a committee member, was a consultant to North Fork pursuant to a two-year consulting agreement entered into in connection with North Fork’s acquisition of Reliance Bancorp, Inc. on February 18, 2000. Under the consulting agreement, that terminated by its terms on February 18, 2002, Mr. Nielsen received $1 million over the entire term of the agreement. Mr. Nielsen abstains from committee decisions relating to the company’s Annual Incentive Compensation Plan (bonus plan), as well as decisions relating to the grant of equity awards to the executive officers listed on the Summary Compensation Table on page 9.

COMPENSATION OF DIRECTORS

      Each member of North Fork’s Board of Directors receives an annual fee of $30,000. This fee is for all duties as a North Fork director, including any service as a member of one or more committees of North Fork’s Board. Each member of the Board of Directors of North Fork Bank (currently, the same group that serves as the North Fork Board) receives a fee of $1,000 for each meeting of the Bank Board attended and $2,000 for any meeting of a committee of the Bank Board attended. Chairmen of Bank Board committees receive an additional $500 per committee meeting attended. The directors who are also executive officers, directors Kanas, Bohlsen and Healy, do not receive any separate fees for attendance at any North Fork or North Fork Bank committee meetings.

      North Fork maintains a Directors’ Deferred Compensation Plan, under which a director may defer receipt of either 50 percent or 100 percent of all fees earned by him as director of North Fork or its subsidiaries for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to customers on any certificate of deposit or individual retirement account, determined on a quarterly basis. At this time, no directors are participating in the plan.

      Certain directors who were directors of Southold Savings Bank prior to North Fork Bank’s acquisition of Southold in 1988 will receive payments from North Fork Bank in the future under deferred directors’ fee agreements entered into by them with Southold prior to the acquisition. These agreements, similar to the Deferred Compensation Plan for directors described above, permitted these individuals while they were directors of Southold to defer receipt of some or all of their director’s fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Directors Dickerson and Reeve will be entitled to receive such payments in the future.

      In connection with North Fork’s acquisition of Reliance Bancorp, Inc. on February 18, 2000, North Fork entered into a two-year consulting agreement with director Raymond A. Nielsen, former President and Chief Executive Officer of Reliance Bancorp, Inc. The agreement provides for aggregate fees of $1,000,000 for services rendered and contains a non-competition provision.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation and compensatory awards received in the last three years by our Chief Executive Officer, John Adam Kanas, and each other executive officer whose cash compensation, including salary and bonus, exceeded $100,000 in 2002.

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation Awards

(a)	(b)	(c)	(d)	(e)		(g)	(i)
				Other	(f)	Securities	All
				Annual	Restricted	Underlying	Other
Name and				Compen-	Stock	Options(4)	Compen-
Principal Position	Year	Salary(1)	Bonus	sation(2)	Awards(3)	(shares)	sation(5)

John Adam Kanas	2002	$1,860,000	$2,500,000	$96,202	$3,413,000	338,685 (6)	$195,745
Chairman of the Board,	2001	1,653,200	2,000,000	98,210	2,507,200	25,000	179,281
President and Chief	2000	1,351,450	1,700,000	83,210	1,491,700	25,000	170,615
Executive Officer
John Bohlsen	2002	1,325,600	1,675,000	78,264	2,559,750	187,331 (6)	146,337
Vice Chairman of the	2001	1,118,800	1,333,000	65,776	1,880,400	15,000	130,529
Board	2000	801,450	1,132,000	47,725	1,065,500	15,000	80,090
Daniel M. Healy	2002	809,000	900,000	42,969	1,706,500	165,848 (6)	76,141
Executive Vice President	2001	653,000	750,000	32,019	1,253,600	10,000	61,167
and Chief Financial	2000	551,450	500,000	28,586	532,750	10,000	49,672
Officer

NOTES TO SUMMARY COMPENSATION TABLE:

(1)	Represents base salary, including any salary deferred at the election of the named executive officer (including deferral amounts under the 401(k) plan) and all directors’ fees from North Fork and North Fork Bank, whether paid or deferred. The salary deferral amount under the 401(k) plan for each of the named executive officers in 2002 was $12,000. Total directors’ fees for 2002 were $48,000 for each of Messrs. Kanas and Bohlsen. Total director’s fees for 2002 were $47,000 for Mr. Healy.

(2)	Listed amounts represent tax payments on behalf of the named executive officers with respect to the taxable contributions to their accounts under the Supplemental Executive Retirement Plan (“SERP”).

(3)	Represents the dollar value of restricted shares of North Fork common stock granted to the named executive officers during the year in question. The listed dollar values represent the number of such restricted shares multiplied by the closing market price of the company’s common stock on the date of grant. Restricted shares carry the same dividend and voting rights as unrestricted shares of common stock from the date of grant. Restricted shares granted to executives vest at the earliest of (i) the executive’s attaining retirement age as set under the retirement plan, (ii) the executive’s early retirement under the retirement plan, (iii) death or disability, or (iv) a change-in-control of

North Fork as defined under the restricted share award agreements. Under the stock plans, all taxes payable by the executive as a result of the vesting of the restricted shares will be paid by the company under a so-called tax gross-up provision. Shares are forfeitable if the executive ceases to render services to the company prior to vesting. As of year-end 2002, the number (and total dollar value) of restricted shares held by the named executive officers were as follows: Mr. Kanas — 990,136 shares ($33,407,189); Mr. Bohlsen — 454,899 shares ($15,348,292); and Mr. Healy — 260,985 shares ($8,805,634). These dollar values are based on the closing market price of our common stock on December 31, 2002 ($33.74 per share), with no discount for forfeitability or lack of transferability.

(4)	Represents the total number of shares of North Fork common stock subject to stock options received by the named executive officers during the year in question. Includes both regular stock options (i.e., options awarded by the Compensation and Stock Committee as part of its regular decisions regarding executive compensation occurring during the year) and so-called “reload” stock options (i.e., options awarded to officers during the year upon their decision to exercise previously held stock options by surrendering shares of common stock to the company in payment of the exercise price). The number of reload stock options received in 2002 by each of the executive officers is separately identified in Note 6. No options issued to the named executive officers have been accompanied by stock appreciation rights.

(5)	Includes company contributions on behalf of the named executive officers under the 401(k) plan and under the defined contribution plan feature of the SERP and specified premiums paid by the company on certain insurance arrangements covering the executive officers. Listed amounts for 2002 include company contributions under the 401(k) plan on behalf of executive officers Kanas, Bohlsen, and Healy of $8,500 each; company contributions under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen and Healy of $135,888, $110,552, and $60,696, respectively; and the following insurance premiums paid by the company on their behalf: for Mr. Kanas, $13,682 in premiums on a disability policy and $37,675 in premiums on a term life insurance policy; for Mr. Bohlsen, $27,285 in premiums on a term life insurance policy; and for Mr. Healy, $6,945 in premiums on a term life insurance policy. The company also maintains split dollar life insurance policies on behalf of executive officers Kanas, Bohlsen and Healy, for which the company did not pay any premiums during 2002 but which remain in effect.

(6)	Includes the following numbers of reload stock options issued to the named executive officers in 2002: Mr. Kanas — 308,685 shares; Mr. Bohlsen — 167,331 shares; and Mr. Healy — 150,848 shares.

STOCK OPTIONS

      The following table sets forth information concerning stock options granted during 2002 to each of the named executive officers in the Summary Compensation Table on page 9. Option grants have been divided between regular stock options (i.e., awards of new options at the discretion of the Compensation and Stock Committee as part of its regular reviews and decisions regarding executive compensation occurring during the year) and so-called “reload” stock options (i.e., options issued upon the option holder’s decision to exercise previously granted options by surrender of shares of common stock to the company as payment of the exercise price). See the discussion of reload options in the Report of the Compensation Committee under the heading, “Special Features of Executives’ Stock-Based Awards.”

Option Grants in 2002

(a)		(b)	(c)		(e)	(f)
		Number of	% of Total	(d)
		Securities	Options	Exercise
		Underlying	Granted to	or Base		Grant Date
		Options	Employees	Price		Present
		Granted(1)	in Fiscal	(dollars/	Expiration	Value(3)
Name		(shares)	Year(2)	share)	Date	(dollars)

John Adam Kanas	Regular	30,000	29.1%	$34.13	12/10/12	$229,167.00
	Reload	308,685		35.11	03/11/12	2,623,637.29
John Bohlsen	Regular	20,000	16.1%	34.13	12/10/12	152,778.00
	Reload	167,331		35.11	03/11/12	1,422,213.10
Daniel M. Healy	Regular	15,000	14.3%	34.13	12/10/12	114,583.50
	Reload	150,848		35.11	03/11/12	1,282,117.49

NOTES:

(1)	All regular stock options listed were granted to the named executive officers on December 10, 2002. All reload stock options listed were issued to the executives as a result of their stock-for-stock exercises of previously granted options on March 11, 2002. All stock options issued to these executives in 2002, including the reload options, were immediately exercisable upon grant, and each such option provides for the possible award of a reload option upon stock-for-stock exercise of the underlying option, at the discretion of the Compensation and Stock Committee. All reload options relate to the number of shares of common stock surrendered or deemed surrendered upon exercise of previously granted options, including shares surrendered to or withheld by the company for tax withholding purposes. Each option contains a transferability feature under which the executive is permitted to transfer option rights, prior to exercise, exclusively by gift and exclusively to members of the executive’s immediate family. In addition, the named executives, upon stock-for-stock exercise of such options may direct the company to defer the delivery of the new shares until a specified later date. If a named executive elects to defer the delivery of shares, he may receive dividend equivalent rights equal to the amount of dividends paid on the common stock, if any, during the deferral period.

(2)	The listed percentage for each executive represents the percentage of all compensatory stock options (both regular options and reload options) issued by the company during the year that were received by each executive.

(3)	The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: For the options granted March 11, 2002 (a) the useful life of the options was estimated to be 6 years; (b) the risk-free discount rate applied for purposes of the valuation was 4.40 percent; (c) the volatility factor utilized was 27.45 percent; (d) the dividend yield on the common stock was assumed to be 3.11 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed. For the options granted December 10, 2002 (a) the useful life of the options was estimated to be 6 years; (b) the risk-free discount rate applied for purposes of the valuation was 3.14 percent; (c) the volatility factor utilized was 28.08 percent; (d) the dividend yield on the common stock was assumed to be 3.11 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed.

      The following table sets forth information concerning all stock options that were either exercised in 2002 or held at year-end 2002 by the named executive officers in the Summary Compensation Table on page 9. The information includes reload exercises of options, that is, option exercises resulting in the issuance of reload options to executives.

Aggregated Option Exercises in the Year Ended December 31, 2002,

and Year-End Option Values

(a)	(b)	(c)	(d)		(e)
			Number of		Value of Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Option Exercises in 2002		December 31,		December 31,
			2002		2002(3)
	Shares Acquired		(Exercisable/		(Exercisable/
	on Exercise(1)	Value Realized(2)	Unexercisable)		Unexercisable)
Name	(shares)	(dollars)	(shares)		(dollars)

John Adam Kanas	430,270	$5,495,842	E	411,965	E	$1,224,139
			U	8,820	U	197,630
John Bohlsen	234,831	2,890,504	E	203,855	E	70,148
			U	0	U	0
Daniel M. Healy	202,120	2,359,662	E	198,748	E	682,146
			U	0	U	0

NOTES:

(1)	All option exercises in 2002 by the listed executives were stock-for-stock exercises. Listed numbers of shares of common stock acquired on exercise includes shares received replacing shares surrendered, as payment of the exercise price of the option and withheld for applicable taxes, net new shares received. Executive officers Kanas, Bohlsen and Healy elected to defer until a later date the receipt of 117,711, 65,319 and 52,094 shares, respectively, acquired upon the option exercises under the terms of the company’s equity compensation plans.

(2)	Calculated by subtracting the exercise price of the options from the market value of the shares received as of the date of exercise. All amounts listed are on a pre-tax basis and constitute compensation income taxable to the named executive at ordinary income rates.

(3)	Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing price of the common stock on December 31, 2002, of $33.74 per share.

AGREEMENTS WITH EXECUTIVE OFFICERS

      In 1994, the company entered into change-in-control agreements with three executive officers — Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements are substantially identical in form. Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. Under each of the executive change-in-control agreements, the executive is entitled to receive from the company a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change-in-control of North Fork (as defined in the agreement), his employment is terminated by the company (other than for cause) or by the executive voluntarily. The agreements provide that if any payments thereunder would be treated as excess parachute payments under section 280G of the Internal Revenue Code, the aggregate amount of those payments will be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the company’s Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction.

      At the end of 1994, the Board adopted the North Fork Bancorporation, Inc. Performance Plan, under which executives and other officers and employees of the company and its subsidiaries may receive cash payments following a change-in-control of the company, if certain financial performance targets are met in connection with the change-in-control transaction. (See “Report of the Compensation Committee — Performance Plan” on page 25.)

PERFORMANCE GRAPH

      Notwithstanding anything to the contrary set forth in any of North Fork’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph, Report of the Compensation Committee and Report of the Audit Committee shall not be incorporated by reference into any such filings.

      Set forth below is a line graph comparing the cumulative total stockholder return on North Fork’s common stock over a five year period with the cumulative total return on the Standard and Poor’s 500 Stock Index and the KBW 50 Index over the same period, assuming the investment of $100 in each on December 31, 1997, and the reinvestment of all dividends. The KBW 50 Index is a market-capitalization-weighted bank-stock index prepared by Keefe, Bruyette & Woods, Inc. covering the 50 largest bank holding companies in the United States (including North Fork).

	1997	1998	1999	2000	2001	2002

North Fork	$100.00	$109.30	$81.52	$120.29	$161.06	$174.45
S&P 500 Index	$100.00	$126.67	$151.40	$136.05	$118.31	$90.66
KBW 50 Index	$100.00	$108.28	$104.52	$125.48	$120.31	$112.00

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation and Stock Committee of the Board of Directors (the “Committee”) is responsible for reviewing all aspects of executive compensation and has sole discretion on certain matters including all forms of compensation payable to the Chief Executive Officer.

      Even before passage of the Sarbanes-Oxley Act in July 2002, which mandated good governance procedures for public companies, the Committee consisted exclusively of independent directors, and its membership continues to meet all independence requirements established under that Act and the rules and regulations of The New York Stock Exchange. The Committee currently consists of four directors, none of whom is an officer or employee of the company or any of its subsidiaries or has any separate, substantial business relationship with the company. The names of the Committee members are listed at the end of this report.

      As part of its regular annual duties, the Committee reviews and approves salary levels for executive management and other senior officers. The Committee determines the annual bonuses, if any, paid to executives and other senior officers under the company’s annual bonus plan, by setting in advance each year’s performance targets under the plan and, if those targets are met, making final decisions on bonus amounts. The Committee also has complete discretion in granting stock options and restricted stock awards to executives and other senior officers under the company’s compensatory stock plans.

      The Committee exercises substantial control over all other aspects of executive compensation. It reviews and makes recommendations on executive benefits, including key personnel insurance coverage, severance agreements, automobile and club allowances and other benefits calculated to advance the company’s business. The Committee reviews and approves all executive retirement and severance arrangements and sets performance targets under the company’s long-term performance plan, which may affect the level of special retirement payments to senior executives after any change-in-control of North Fork.

      The Board of Directors monitors the Committee’s functioning and determines the Committee’s membership, including the qualification of each member to serve consistent with legal and regulatory requirements. The Board also retains the power to approve or disapprove certain Committee recommendations on executive compensation. However, the Committee possesses sole authority to make all determinations on incentive compensation and equity-based compensation for executives, and to determine all aspects of the CEO’s compensation, including salary.

      The Committee is submitting this report summarizing its involvement in compensation decisions and policies affecting executive officers generally and Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

Impact of Sarbanes-Oxley Act on Compensation Decisions

      The Committee, like the full Board and management, is aware of the significance of the recently enacted Sarbanes-Oxley Act. The Committee has engaged consultants to assist it in reviewing the Act, including the Act’s provisions relating to executive compensation, and it is monitoring the rules and guidelines currently being issued by the Securities and Exchange Commission and The New York Stock Exchange relating to compensation issues. As part of this ongoing review, the Committee has reexamined its own responsibilities, and has worked with the Board in clarifying the specification of these responsibilities in its charter.

      The Committee believes that even prior to Sarbanes-Oxley the company was adhering to the good governance principles and practices relating to executive compensation that the Act has converted into law. From the perspective of Committee members, the principal lesson of Sarbanes-Oxley has been to reinforce their understanding that the company’s philosophy and practices regarding executive compensation have been and remain the correct ones.

      This conformity between the company’s long-time philosophy on executive compensation and the letter and spirit of Sarbanes-Oxley extends to both method and substance, that is, both to the procedures for determining executive compensation and to the types of compensation paid. For many years, the Board has delegated responsibility for overseeing and making important decisions on executive compensation to a special committee of the Board, as is now required for all publicly traded companies. This committee has always consisted exclusively of independent, outside directors, also now a requirement under the Act. The authority of the committee has always extended to all aspects of executive compensation and its discretion has always been broad and, in many areas, absolute.

      Moreover, the types of compensation paid to company executives have always remained within the traditional categories: salary, short- and long-term incentive compensation (bonus and stock-based awards) and standard executive benefits. These are the types of compensation that, if properly utilized, Sarbanes-Oxley implicitly endorses. By contrast, the company has never extended to executives the types of compensatory benefits and arrangements that Sarbanes-Oxley has prohibited or sharply restricted. The company has never permitted or made loans to executives or their families or families’ businesses, other than the types of routine bank loans, such as home mortgage loans, automobile loans and modest personal credit lines, that are still permissible under the Act. The company has never permitted executives to sell company stock when employees were precluded from doing so, under any plan blackout period or otherwise, another practice proscribed by the Act. In fact, the top executives have never sold any of their shares of company stock except to exercise stock options to buy more company stock. No executive has ever received any income or gain from side transactions or arrangements with the company, a major concern addressed by Sarbanes-Oxley.

      The result of the company’s long-time adherence to good governance principles of executive compensation, consistent with Sarbanes-Oxley, has been a healthy and productive relationship between executives and the company and its constituencies, including its investors. The record speaks for itself. No company executive has ever been the subject of a legal proceeding or regulatory action challenging the compensation paid to the executive or any transaction entered into between the company and the executive or any of the executive’s interests. No executive has ever been charged or accused of receiving any unlawful or hidden benefit, financial or otherwise, as a result of the executive’s position with the company. The relationship between the company and its executives has always been open and straightforward.

Executive Compensation Policy

      The basic policy of the company on executive compensation, as set by the Committee and affirmed by the Board of Directors, is to provide incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met.

      The overriding philosophy, in setting both corporate and individual goals, is to ensure that the interests of senior management are aligned with the interests of long-term stockholders. The Committee believes that, over time, the financial performance of the company is reflected in the value of its stock and that internal results (financial performance) and external results (stock price), although occasionally divergent, ultimately move in a complementary fashion. Consistent with this belief, the Committee has aligned senior management interests with stockholder interests in two ways, first, by tying the amounts of compensation paid to executives to certain key measures of financial performance (internal results), and, secondly, by ensuring that a significant portion of executive compensation is paid in the form of stock or stock options, which accrue value as the company’s stock price increases (external results). Under both considerations, financial performance and stock price performance, the emphasis is on steady, measured progress over time, achieved through safe and prudent business decisions. In the Committee’s judgment, this formula has worked well for North Fork and its stockholders, through good economic times as well as in more difficult periods.

      The financial performance of the company on a period-to-period basis, insofar as it affects the Committee’s decisions on compensation, is principally reflected in salary adjustments and bonuses. The Committee uses these elements of compensation to provide executives with continuous, near-term incentive to achieve. Stock-based compensation, on the other hand, is used to motivate executives to focus on long-term success as well. The Committee notes that much of the stock-based compensation it has awarded to executives is in the form of restricted stock that does not vest and continues to be subject to forfeiture until the executive retires. This protracted vesting reinforces the executive’s incentive to seek long-term growth in stock value, while removing the temptation to take advantage of any short-term fluctuations in stock price for personal gain. Nor, in the face of downward fluctuations in the price of the company’s stock or the stock market generally has the Committee ever re-priced stock options downward or exchanged new lower-priced options for outstanding higher-priced options. With respect to their stock-based compensation, the executives, like the company’s other stockholders, benefit or suffer based on long-term developments in the company’s stock price.

      Thus, as a matter of both philosophy and practice, the company places senior management in the same position with respect to their stock awards that long-term stockholders occupy with respect to their investment in company stock. The Committee is committed to this principle.

      In determining overall amounts and types of executive compensation, the Committee weighs not only corporate performance measures but personal factors as well, including commitment, leadership, teamwork and community involvement. The Committee also considers executive compensation practices at the company’s competitors and peers, both within the financial services industry and in the broader corporate sphere, including non-financial companies whose market capitalization and following are comparable to North Fork’s. The peer groups for such comparisons are similar to the peer groups of companies whose stocks are included in the indices in the Performance Graph on page 14 of this proxy statement, that is, the KBW 50 (the peer group of financial institutions included in the Graph) and the S&P 500 (the broader peer group of companies included in the Graph).

      Committee members have access to all relevant corporate financial information, personnel records and other data and periodically obtain the advice of compensation consultants. In 2002, the Committee engaged a compensation consultant, Mercer Human Resource Consulting (“Mercer”) to review the relationship between pay and performance in the case of the named executive officers. Mercer studied total shareholder return and selected financial metrics of a peer group of financial institutions, including some companies listed in the S&P 500. Mercer’s study indicated that there was a relationship between the pay of the named executive officers and the performance of the Company compared to the peer group. Mercer also discussed the importance of performance-based long-term incentive compensation with the Committee and commented favorably on the retirement-based structure of the restricted stock awards.

      The ultimate purpose of the company’s executive compensation structure is to retain the productive management team that is in place, to attract additional executives of the highest caliber and to motivate the entire management group to put forth maximum effort toward achieving specified corporate goals identified through the strategic planning process of the Board and management.

Components of Executive Compensation

      In its deliberations regarding executive compensation, the Committee focuses upon all aspects of compensation. This includes the fundamental components of (1) salary, (2) short-term incentive compensation (performance bonuses), and (3) long-term incentive compensation (stock-based awards). The Committee also reviews all other aspects of executive compensation, including executive retirement, severance, health and medical arrangements, automobile and club allowances, key personnel insurance coverage and other executive benefits calculated to enhance company business. All employment contracts or agreements with individual executives must be approved by the Committee; currently, however, no executives have employment agreements.

     Salary

      The Committee conducts an annual review of salary levels for all senior executives and other officers. The Committee acts with the full authority of the Board in determining the CEO’s salary each year and makes recommendations on specific salaries or salary modifications for all other executives, subject to Board ratification. Salary levels for the executives on a year-to-year basis are reflective of the company’s overall performance in relation to its peer group. In this regard, salary is affected by and responsive to near-term results. Salary is also influenced by the executive’s responsibilities, experience and performance, as well as competitive marketplace considerations.

     Annual Incentive Compensation

      Short-term incentive compensation for executives is provided through the Annual Incentive Compensation Plan (the “Bonus Plan”), and specifically through the executive feature of that plan. The Bonus Plan was most recently approved by stockholders at their 2001 annual meeting. The Committee administers the plan.

      The Bonus Plan permits senior executives, as well as other deserving employees, to receive cash bonus payments at each year-end if the company has met certain pre-established financial performance targets for that year. The performance targets that apply to the executive feature of the plan are set by the Committee in the first 90 days of each year. The Committee also determines at year-end whether the targets have been met, and if so the actual amounts of the cash bonuses paid to the executives, subject to limits on maximum bonuses. Because the Bonus Plan has been approved by the company’s stockholders, amounts paid thereunder to senior executives are fully tax deductible to the company (absent such approval, a provision of the Internal Revenue Code would have restricted the ability of the company to deduct such payments for tax purposes).

     Long-Term Incentive Compensation

      The final major component of the executive compensation program is the long-term incentive compensation feature. This feature consists of stock-based awards, such as stock options, that offer executives the possibility of future value depending on the long-term price appreciation of North Fork’s common stock and the executives’ continuing service with the company.

      The Committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to the company’s long-term superior financial performance, eliciting maximum effort and dedication from the senior executives. The Board and the Committee have expanded the long-term incentive program in recent years to reach a broader range of non-executive officers and other employees. Even with this expansion, the company’s employee stock “overhang” (i.e., the ratio of authorized but unissued or unvested shares under the company’s employee stock plans to the total number of common shares outstanding) and the company’s “run rate” (i.e., the ratio of shares subject to stock awards granted in any given year to the total number of common shares outstanding) are well below the average ratios for publicly traded, non-high tech companies.

      Under all the compensatory stock plans, the Committee has sole discretion in determining grants of stock-based awards to senior executives, including the timing, amounts and types of awards. In the case of individual executives, the Committee’s award decisions are based both on corporate performance (measured against the company’s pre-established goals and peer group performance) and the executive’s individual achievements.

      Historically, stock-based awards under the company’s plans have been either stock options or shares of restricted stock (which are merely shares of common stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date). The exercisability of options and the vesting of restricted stock depend upon the executive’s continuing to render services to the company. The value of both stock options and shares of restricted stock is directly tied to the market price of the company’s common stock over the long term, and in this sense the interest of executives as stock-award holders mirrors that of long-term stockholders. The Committee observes that most of the value that each of the current senior executives has derived over time from his efforts expended on behalf of North Fork has resulted from his ownership of the company’s common stock, including shares received through the compensatory stock plans.

      The Committee further notes that, during periods of downward fluctuation in stock prices, the stock awards held by executives are negatively impacted to the same degree as are the shares of common stock held by the company’s public stockholders. The senior executives hold substantial amounts of common stock or stock options (CEO John Adam Kanas is one of the company’s largest individual stockholders) and the Committee believes that management thus has a strong motive to seek to drive share values upward over time.

1999 Stock Plan

      The principal vehicle for grants of stock-based awards to the senior executives is the company’s 1999 Stock Compensation Plan, approved by the Committee in December 1999. Under this plan, awards may be granted not only to executives and other officers but also to a broad selection of junior employees, as well as consultants and advisors. The total number of shares of common stock that may be issued pursuant to awards granted under the 1999 plan was initially set at 5 million shares, no more than 4 million of which may be authorized but unissued shares.

      Both stock options and restricted stock may be awarded under the 1999 Plan, with the maximum number of restricted shares set at 3.3 million. All options granted under the plan must have an exercise price at least equal to the market value of the common stock on the date of grant. The re-pricing of any stock options previously granted under the 1999 plan is prohibited. Options may be exercised only for a limited period of time after the optionee’s departure from the company. Restricted shares awarded under the plan carry dividend and voting rights from the date of grant. The earliest possible vesting date for restricted shares granted under the plan is three years after the date of grant. Normally, however, restricted shares do not begin to vest until five years after the date of grant and, in the case of restricted shares awarded to executives, the Committee often has specified much longer vesting periods prior to vesting. (See “Special Features of Executives’ Stock-Based Awards: Extended Vesting of Restricted Stock,” below.) Restricted shares are forfeited if the award holder departs the company before vesting. The Committee has occasionally permitted accelerated vesting of restricted shares, but only under limited and special circumstances.

     Special Features of Executives’ Stock-Based Awards

      Over time, the Committee has added several special features to the executives’ stock-based awards (options and restricted stock), reflecting its belief in the importance of such awards and the need to tailor them to create the appropriate incentives and inducements for senior management. Among the principal features that have been added to the executives’ incentive award program are extended vesting of restricted stock, “reload” stock options, and deferred receipt of shares upon option exercise.

Extended Vesting of Restricted Stock

      One special feature of the stock award program applicable to the top executives (those named in the Summary Compensation Table), as well as to certain other senior officers, is the extended vesting schedule for their shares of restricted stock. Under this approach, the restricted stock awarded to these individuals is not scheduled to vest, and remains forfeitable, for a period of time extending well beyond the vesting periods that normally apply to restricted stock granted to other employees.

      All restricted stock awarded to the top executives in recent years has been structured so that vesting does not occur until the earliest of: (i) the executive’s reaching normal retirement age under the retirement plan (age 65), (ii) the executive’s retiring early under the retirement plan, with the specific approval of the Committee, (iii) the death or disability of the executive, or (iv) a change-in-control of North Fork. This contrasts with the normal vesting schedule for restricted stock grants to employees, under which vesting occurs on the fifth, sixth and seventh anniversaries of the date of grant. If the executive holding restricted stock with extended vesting leaves the company for any reason prior to the occurrence of one of the designated vesting events, the shares are forfeited.

      The Committee has utilized a similar, extended vesting strategy with respect to awards of restricted stock granted to a number of non-executive senior officers. Much of the restricted stock granted to these officers in recent years also has carried an extended vesting schedule, with, in many cases, first vesting to occur ten years after the date of grant.

      This strategy of extended vesting dramatically increases the incentive for both executive and non-executive officers to focus on the long-term growth of stock value and to maintain their dedication and commitment to the company over an extended time.

Reload Options

      The concept of “reload” stock options was added to the executive compensation program in the mid-1990s. The reload option is a device intended to encourage option exercise. Reload options work as follows: if the executive exercises some or all of his existing stock options in a stock-for-stock exercise (that is, by surrendering to the company, as payment of the option exercise price, a number of shares of common stock previously owned by the executive valued at their current market price), the executive receives, in addition to the shares deliverable to him upon exercise of the original, or “underlying,” option, a new “reload” option to acquire an additional number of shares equal to the number of shares surrendered by the executive in exercise of the underlying option. In addition, under the company’s reload option program, to the extent that the executive may be required or is expected to sacrifice some of the option shares he would otherwise receive as a result of his exercise of the underlying option in payment of his related tax obligations, the number of shares withheld or expected to be withheld will be added to the number of shares covered by the new reload option. The reload option bears an exercise price per share equal to the market price of the common stock on the date the reload option is issued. The duration of the reload option is established by the Committee upon grant.

      The purpose of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall percentage level of equity ownership interest in the company. The Committee determines on a case-by-case basis whether and under what circumstances executives will be entitled to receive reload options upon exercise of existing options. In connection with the senior executives’ exercise of certain stock options approximately one year ago, the Committee granted them reload options, as identified on the “Option Grant” table elsewhere in the proxy statement.

Deferred Receipt of Option Shares

      Under the company’s executive compensation program, executives may request deferred delivery of their option shares. Under this right, when senior executives exercise their stock options, they may request that the company defer delivery to them of their option shares until some future date. By deferring delivery of the shares, the executives also defer taxation to them of the compensation income represented by the option shares. During the deferral period, the shares are not forfeitable. As part of this program, the Committee may provide to those executives who elect to make such “deferred delivery exercises” of options the right to receive from the company during the deferral period payments equal to the dividends they would have received had their option shares been delivered to them upon exercise (“dividend equivalent payments”). The program permitting executives to defer receipt of their option shares is part of the company’s ongoing effort to assist executives in their personal asset management planning.

      The executives named in the Summary Compensation Table exercised certain stock options on March 11, 2002, and requested deferred delivery of their option shares until later dates specified by them. The Committee has provided that the executives will receive dividend equivalent payments to replace the dividends foregone by them during the deferral period.

Supplemental Components of Executive Compensation

      In addition to the principal components of executive compensation discussed above — salary, performance bonuses, and stock-based awards, the Committee also reviews on an ongoing basis the remaining supplemental components of executive compensation. These include certain plans and arrangements providing retirement, severance, health and medical benefits to executives, as well as benefits provided on an individualized basis to assist executives in performing their duties and to support the company’s business and community profile. The individualized benefits include automobile and club allowances, professional association fees, key personnel insurance, individual security measures and assistance in personal asset management.

      These supplemental components of executive compensation, as currently provided by the company, are, in the Committee’s view, both reasonable and productive. Several of these components, including the company’s Supplemental Executive Retirement Plan, certain change-in-control agreements and arrangements, and various special insurance arrangements that benefit both the company and the executive, are discussed elsewhere in the proxy statement.

      The Committee reviews and, as appropriate, makes decisions and recommendations regarding all of these supplemental components of executive compensation, and has sole discretion with respect to such matters as they pertain to the CEO.

Tax Deductibility of Certain Payments

      Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid in any year to any of the most senior executives (those identified in the Summary Compensation Table), subject to certain exemptions. One of the exemptions is for performance-based compensation paid under stockholder-approved plans. The company’s annual bonus plan, the Annual Incentive Compensation Plan, is a performance-based plan that has been approved by the stockholders. Thus, any annual bonus paid under the plan to an executive remains tax deductible to the company regardless of the executive’s total compensation.

Year-End 2002 Committee Review of Executive Compensation

      An essential element of the Committee’s philosophy on compensating executives, as described above under “Executive Compensation Policy,” is that executive compensation should be tied to long-term corporate success. One measure of success is internal, i.e., the financial performance of the company, while the other is external, i.e., the market price of the stock. As the Committee discusses above, it believes over time these two measures move in substantial conformity. Nevertheless, both elements, internal results and external results, are important in the overall assessment of executive performance, and both are reflected in the compensation package. The Committee also believes that both elements must be evaluated over extended periods of time, consistent with the company’s emphasis on solid, consistent growth achieved through adoption of safe and prudent business strategies.

      From a financial performance standpoint, 2002 was another successful year in a continuing run of successful years. In the face of continuing malaise in the national and regional economies, the company once again achieved record levels of earnings, both in net income and in earnings per share. At the same time, the company accomplished significant balance sheet growth, principally through expansion in its target geographic area of New York City, while maintaining high asset quality and solid capital ratios. This performance was the direct result of management’s long-term plan, focusing on careful and prudent expansion of the company’s core business into a metropolitan area underserved by large- and mid-sized banks.

      For the year 2002, the company’s return on average equity was 25.72% and return on average assets was 2.21%, both ratios are well above industry averages. Asset quality continued to be excellent, as the ratio of non-performing loans to total loans decreased from a superior ..14% to an even more impressive .11%. The coverage ratio (allowance for loan losses as a percentage of non-performing loans), already strong at the start of the year, was an even better 941% at year-end. This was particularly impressive, in light of the continuing robust growth in the company’s loan portfolio, up approximately 10.0% for the year.

      The net interest margin also improved in 2002, increasing to 4.93% from 4.69% in 2001, despite the fact that the substantial balance sheet growth experienced during the year was driven more by demand on the liability side than demand on the asset side. The margin did decline slightly in the final quarter of 2002, but the company’s margin position continues to be substantially better than industry averages.

      Another significant measure of a bank’s financial success is its core efficiency ratio. The company continued in 2002 to be among the national leaders on this measure, as its ratio decreased to 31.1%, which the Committee, based on available information, believes to be among the very best for U.S. banks.

      The company’s strategic expansion plan in the New York Metropolitan area is proceeding even more efficiently than expected, and the transitioning of acquired branches and customers into the North Fork franchise has been smooth and successful. Among other positive developments, the company has seen substantial growth in its commercial loan portfolio directly traceable to its heightened metropolitan presence. In the Committee’s view, the success of the company’s entry into New York City is the single most impressive achievement of management in the recent period, reflecting careful planning and personal oversight by the senior executives.

      The company’s stock price increased by $1.75 from year-end 2001 ($31.99) to year-end 2002 ($33.74). It substantially outperformed the stock market generally over this period and was one of the better performers among financial institution stocks. In this sense, 2002 mirrored the company’s long-term stock performance record, which remains superior both to the broader market indices and to financial institution stock indices. The Stock Performance Graph set forth immediately before this Report in the proxy statement illustrates the five-year stock performance record of the company. The company also increased its cash dividend by 16% in 2002 over 2001.

      In summary, the Committee believes management performed well in 2002, whether measured by internal results (comparative financial performance) or external results (comparative stock performance). In a time of extraordinary uncertainty in the markets and the economy generally, management’s decision to pursue a strategy of careful, measured geographic expansion combined with a focus on perfecting existing core businesses has proven to be prudent and successful. The Committee’s year-end compensation decisions reflect this view.

Salary

      The top three executives received salary increases at year-end 2002 ranging from 10.7% to 20.0% over their prior salaries. The CEO’s salary for 2003 was approved by the Committee in its sole discretion. The salaries of the other named executive officers were those recommended by the Committee to the full Board, which approved the recommendation. In reaching these determinations, the Committee considered not only company performance during the prior year but also prevailing salaries for comparable executives at other top performing financial institutions similar in size and character to the company. The Committee also believes that the ratio of each executive’s salary to the other major components of his compensation, including short-term and long-term incentive compensation, is appropriate.

Annual Incentive Compensation

      The Committee, as administrator of the Bonus Plan, determined at year-end 2002 that the objective performance targets it had set at the beginning of the year for the company’s executives had been met, and that bonuses thus were payable to the executives in amounts not to exceed the maximum bonus amounts determined under the plan’s formula. After consideration of the company’s performance, the Committee determined to make bonus payments to the executives in the amounts listed in the Summary Compensation Table in this proxy statement. These amounts were substantially below the maximum bonus amounts that could have been paid to the senior executives under the plan formula. At year-end 2002, the Committee also established the objective performance targets under the plan for the company’s executives for 2003.

Long-Term Incentive Compensation

      At year-end 2002, the Committee determined to make new grants of stock-based awards to senior management. These awards were granted under the company’s 1999 Stock Compensation Plan. The three executives listed in the Summary Compensation Table received stock-based awards (options and restricted stock) at year-end for an aggregate of 290,000 shares, compared to an aggregate of 230,000 shares subject to awards granted these officers at year-end 2001. The number and type of awards granted to each individual executive in 2002 is set forth in the Summary Compensation Table.

Change-in-Control Arrangements Affecting Executive Officers

      The Committee supports the company’s traditional policy of not extending long-term employment agreements to executive officers under normal circumstances. Only in the context of certain acquisitions has the company varied from this policy, by occasionally giving employment agreements to officers of acquired banks, generally in replacement of their pre-existing contracts with the acquired banks. None of the current executive officers is serving under an employment agreement.

      By contrast, the Committee believes that the long-term interests of stockholders are well served by extending to senior management certain protections in the event of a change-in-control of the company. Thus, the Committee has approved change-in-control agreements between the company and each of the top three executives. The Committee also has approved a broader “performance plan” that provides for the possibility of significant cash payments to senior executives and selected other officers and key employees in the event there is a change-in-control of the company that involves superior returns for the company’s stockholders. Both of these change-in-control measures are discussed in more detail below. In approving these arrangements, the Committee has sought to align the interests of senior management with the interests of stockholders, such that top executives would be actively encouraged to seek out and aggressively explore possible change-in-control transactions at the optimum time and for the optimum price.

Change-in-Control Agreements

      The change-in-control agreements between the company and the top executives (Messrs. Kanas, Bohlsen and Healy) provide for assured payments to the particular executive in the event there is a change-in-control of North Fork and the executive ceases to serve in his current position. These agreements are fairly standard in form and substance. If there is a change-in-control of the company and within a designated period thereafter the executive’s employment terminates, the executive will receive an amount in cash equal to approximately three times the executive’s average base salary for the five years before the change-in-control. The agreements are described in more detail elsewhere in this Proxy Statement under the heading, “Agreements With Executive Officers.”

Performance Plan.

      In 1994, the company adopted a plan that provides for a one-time cash payment to executives and other key employees in the event the company is acquired in a transaction that represents above-average returns. Under this plan, named the Performance Plan, upon completion of a change-in-control transaction that meets pre-set performance targets, a special cash pool will be funded and immediately thereafter paid out to participating executives and key employees.

      The maximum size of the performance pool is three percent of the transaction value (which, in most instances, would be measured based upon the company’s aggregate market capitalization immediately prior to closing). The precise amount of the pool subject to this limit will depend upon the level of financial success achieved by the company prior to or in connection with the acquisition, measured against pre-established objective performance targets set or ratified each year by the Committee, acting as administrator of the plan. No performance pool will be funded or distributed in connection with any change-in-control transaction that does not meet the pre-established targets for above-average financial performance.

      Those eligible to receive distributions out of the performance pool will be divided into three segments, or tranches, as follows: tranche 1 — the executive officers, tranche 2 — other senior officers, and tranche 3 — other key employees. The company’s CEO at the time of a distribution will be entitled to receive at least 30% percent of the amount included in tranche 1 of the performance pool. Tranche 3 participants may not receive in the aggregate more than 10 percent of any performance pool. Otherwise, the division of the performance pool among the particular tranches and the dollar amounts distributed from each tranche to its participants will be determined by the Committee in its sole discretion shortly before completion of the change-in-control transaction.

      The Committee, in establishing or ratifying at each year-end the particular performance targets that must be met if a performance pool is to be funded and distributed in connection with a change-in-control transaction initiated in the ensuing year, is directed to take into account not only the company’s own financial performance, in periods preceding the change-in-control transaction and/or in the transaction itself, but also the financial performance of the company’s peer group and the returns that have been realized by shareholders of peer group companies in comparable transactions. Historically, the targets established by the Committee have involved achievement in any such transaction of a designated multiple of book value for the company’s stock as compared to market multiples in comparable transactions, combined with achievement by the company of designated earnings levels in periods preceding the transaction. The precise performance targets selected by the Committee from time to time are shared by it with senior management and maintained in the Committee’s confidential files.

Compensation of Chief Executive Officer

      In determining appropriate types and amounts of compensation for the Chief Executive Officer each year, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation include the financial performance of the company, including return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of the company’s stock price, and the comparative results achieved by the company’s peer group institutions. Individual factors include the CEO’s initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

      In the Committee’s opinion, Chairman and CEO John Adam Kanas demonstrated superior leadership in 2002. Particularly noteworthy in the Committee’s view was Mr. Kanas’ success in achieving a careful, measured expansion of the company’s franchise in New York City, with solid growth in commercial loans and core deposits, during a period when the city’s economic base was experiencing significant weakness. While many of America’s CEOs were defending themselves from charges of personal or corporate opportunism or imprudent risk-taking with corporate assets, Mr. Kanas was continuing to pursue his vision of safe and prudent expansion of core businesses that the company fully understands into the nation’s biggest and most challenging marketplace. The company continues to benefit from Mr. Kanas’ vision, energy and integrity.

      At year-end, the Committee determined to increase Mr. Kanas’ salary by 11.1 percent, established his year-end bonus under the Annual Bonus Plan at a level 25.0 percent over his previous year’s bonus, and made awards to him under the company’s stock plan of options to acquire 30,000 shares and 100,000 shares of restricted stock.

      Committee members:

                    Allan C. Dickerson, Chairman

                    Lloyd A. Gerard
                    Raymond A. Nielsen*
                    George H. Rowsom

*	Mr. Nielsen abstains from committee determinations relating to the Annual Incentive Compensation Plan as well as the grant of equity awards to the executive officers.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors of North Fork (the “Committee”) is composed of directors Nielsen (Chairman), Gerard, and Schmeller. The basic function of the Committee is to oversee the company’s accounting, auditing and financial practices. The particular duties and obligations of the Committee are set forth in its charter. Committee members are not responsible for conducting auditing or accounting procedures. Management has the responsibility for the preparation of North Fork’s consolidated financial statements and the independent auditors have the responsibility for the audit of these consolidated statements.

      In carrying out its duties, the Committee is authorized to retain any independent experts, consultants or advisors it may require. The Committee also annually reviews and reassesses the adequacy of its charter.

      Impact of Sarbanes-Oxley Act of 2002. In July 2002, Congress passed the Sarbanes-Oxley Act, a wide-ranging law that required, among other things, the adoption of enhanced corporate governance procedures by publicly held companies. As a result of the Act, the particular duties and responsibilities of the Audit Committee have considerably expanded. The Committee has reviewed all provisions of the Act that pertain to it and to the accounting and auditing function of the company generally, and is actively monitoring the implementing regulations and interpretative guidelines that are being issued under the Act by the Securities and Exchange Commission and The New York Stock Exchange. When

this regulatory implementation process has been completed, the Committee will recommend to the full Board of Directors appropriate changes to the Committee’s charter, clarifying both new and pre-existing duties. The Committee continues to oversee the development of new or enhanced control procedures in the company’s accounting and auditing functions, consistent with the emerging regulatory guidance and industry best practices.

      Company Relationship with Independent Auditor. A principal responsibility of the Committee, that the Sarbanes-Oxley Act has reinforced, is oversight and control of the relationship between the company and its independent auditors. Under the Act, the Committee is solely responsible for retaining the independent auditors and determining the terms and conditions of the auditors’ engagement including the scope of engagement and the auditors’ fees. The Committee also is responsible for reviewing the independence of the independent auditors and for approving any non-audit services to be performed by the independent auditors and related fees. The independent auditors report directly to the Committee, which meets with them on a regular basis, in separate executive session when appropriate, to review the annual audited financial statements and quarterly financial statements, as well as any significant financial reporting issues that may arise and other relevant matters such as the adequacy of internal controls.

      Internal Auditing Matters; Other Responsibilities. The Committee is responsible for overseeing the internal audit function, including budget and staffing. As a result of Sarbanes-Oxley, the Committee also has assumed new duties in the area of compliance oversight. Among these new duties is the establishment and oversight of internal procedures that will enable employees to raise concerns on questionable accounting or auditing matters on a confidential and anonymous basis.

      Committee Membership. Acting under the Sarbanes-Oxley Act, the Securities and Exchange Commission and The New York Stock Exchange are in the process of establishing enhanced independence and financial sophistication requirements for members of audit committees. The Committee’s membership meets all current regulatory requirements and will meet the enhanced requirements when finalized. Under current standards, Committee members must be financially literate and must not have been employees of, or had significant business relationships with, North Fork or its predecessors for at least three years. If, however, the board deems it in the best interests of the company and its stockholders, it may waive this independence requirement with respect to one committee member. The Board has concluded that it is appropriate that Director Nielsen serve on and chair the Committee, despite his prior service as chief executive officer of a company acquired by North Fork (Reliance Bancorp), and his having served under a consulting agreement with North Fork from the date of the Reliance acquisition (February 18, 2000) through February 18, 2002, in light of his extensive banking experience.

      Committee Actions at Year-End 2002. The Committee has reviewed and discussed North Fork’s audited consolidated financial statements for 2002 with management and with KPMG LLP, the independent auditors. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Committee has approved the engagement of KPMG as independent auditors for 2003 and the scope of their engagement. In this context, the Committee also has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with KPMG the firm’s independence. Based upon the Committee’s review and discussions noted above, the Committee has recommended to the Board of Directors that the audited consolidated financial statements of North Fork Bancorporation, Inc. and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

      Committee Members:

                    Raymond A. Nielsen, Chairman

                    Lloyd A. Gerard
                    Dr. Kurt R. Schmeller

Accounting Fees

      The following table sets forth the aggregate fees billed to North Fork and its subsidiaries for the fiscal year ended December 31, 2002 by the company’s independent auditors, KPMG LLP:

Audit Fees	$608,350
Financial Information Systems Design and Implementation Fees	0
All Other Fees	262,800	(1)

	$871,150

(1)	Includes fees for tax consulting, certain audit related services (audits of employee benefit plans, subsidiary activities and other regulatory audit procedures) and non-audit services (due diligence, merger and acquisition procedures and advice for new accounting pronouncements). The Audit Committee considered the scope of these services and concluded that they are compatible with maintaining KPMG’s independence.

RETIREMENT PLANS

      North Fork’s executive officers participate in a retirement plan which is a defined benefit plan maintained and administered by North Fork. The retirement plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the retirement plan after five years of service.

      Under the retirement plan’s benefit formula, participants accrue an amount through the plan each year equal to five percent of their annual compensation (as defined under the plan) plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The benefits subsequently paid under the retirement plan to each participant after retirement are payments based on the accrued total amount in the plan for that participant, projected over an assumed life expectancy.

      Compensation as defined under the North Fork retirement plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors’ fees), as well as certain other taxable compensation received by the executives such as the amount of insurance premiums paid on their behalf by North Fork which is included in column (i) of the Summary Compensation Table.

      In addition to the retirement plan, the company has a Supplemental Executive Retirement Plan (the “SERP”). The SERP restores to specified senior executives upon their retirement the full level of retirement benefits that they would have been entitled to receive under the formula contained in the retirement plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides to executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which are entitled to company matching contributions. The company matching contributions are taxable but the company pays income taxes thereon on behalf of the executives. All contributions under the elective feature of the SERP are made to a secular trust. Each of the named executive officers in the Summary Compensation Table on page 9 was covered under the SERP in 2002.

      Based upon their current covered compensation, executive officers Kanas, Bohlsen and Healy would receive under the retirement plan and the SERP combined annual benefit payments of approximately $358,500, $115,200 and $74,000, respectively.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS

AND ASSOCIATED PERSONS

      During calendar year 2002, several of North Fork’s directors and executive officers (as well as members of their immediate families and corporations, organizations and trusts with which these individuals are associated) had outstanding loans from North Fork Bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by North Fork Bank as of December 31, 2002, as a non-accrual, past due, restructured or potential problem loan.

PROPOSALS BY STOCKHOLDERS

1.	What if stockholders wish to submit proposals for inclusion in our proxy statement?

      If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the company’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules. The particular proxy rule, Rule 14a-8, requires that stockholders submit their proposals in writing to the company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, stockholders who wish to submit proposals for inclusion in the company’s proxy statement for next year’s annual meeting (in 2004) must deliver such proposals to the Corporate Secretary on or before November 22, 2003. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule.

      Proposals should be addressed to: Ms. Aurelie S. Graf, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747.

2.	May stockholders raise matters for consideration at the meeting?

      Yes, but only if certain conditions are met. Under our By-laws, stockholders wishing to bring a matter before the annual meeting must deliver a written notice to the Corporate Secretary at the address set forth above not less than 45 days nor more than 90 days before the anniversary date of the day that proxy materials were first mailed for the prior year’s meeting. (There are special rules if the current year’s meeting date is changed by more than 30 days from the prior year’s meeting date). For the 2004 Annual Meeting of Stockholders, the written notice must be given not later than February 5, 2004, and not earlier than December 22, 2003.

      The stockholders’ written notice must contain the stockholders’ name and record address, a brief description of the proposal sought to be presented for a vote at the meeting, the number of shares of North Fork stock that is beneficially owned, and certain other information as specified in our By-laws. In addition, stockholders submitting a proposal must be a record holder of our stock both on the day the written notice of the proposal is given and on the record date for the meeting. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.

      The above rules apply only to matters that stockholders wish to raise themselves at an annual meeting. Stockholders who wish to have matters considered by us for inclusion in our proxy statement must comply with the rules set forth in Question 1 above.

3.	May a stockholder submit a nomination for director at the annual meeting?

      Yes, the company’s By-laws specify procedures for a stockholder to submit a nomination for director at the annual meeting of stockholders. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.

INDEPENDENT AUDITORS

      KPMG LLP, Certified Public Accountants, were our independent auditors for the year ended December 31, 2002, and have also been selected to serve as auditors for 2003. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

HOUSEHOLDING OF MATERIALS

      In some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless the company has received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (631) 501-4618, or send a written request to Ms. Aurelie S. Graf, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747. If your stock is registered in your own name and you have received only one copy of the proxy statement and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above. If your shares are held in the name of a third party (e.g., your broker), you should contact your broker or other third party directly to change the number of proxy statements that your household receives in the future.

By Order of the Board of Directors

[/s/ Aurelie S. Graf]
AURELIE S. GRAF
Vice President and Corporate Secretary

Date: March 21, 2003

NORTH FORK BANCORPORATION, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8028
EDISON, NJ 08818-8028

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet			Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/nfb	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone,
please do not mail your card.

You can vote by phone or via the Internet until 12:00 midnight, E.D.T. April 21, 2003. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

NORTH FORK BANCORPORATION, INC.

1.	Election of Directors. (Please see reverse)
			FOR	WITHHELD
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐

For all nominees except as written above

Do not mail me future Annual Reports. Another household member receives one.	☐

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change has been noted on the reverse side of this card.	☐

Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

     EquiServe Trust Company, N.A. as Transfer Agent for North Fork Bancorporation, Inc. is now able to deposit your quarterly dividend check directly into your checking or savings account.

     Direct Deposit’s main benefit to you is knowing that your dividends are in your account on the payable date — no more waiting for the check to arrive in the mail — no more waiting in lines to deposit the check — the deposit is made automatically for you.

     If you would like to learn more about Direct Deposit and how you can join, or to enroll in our Dividend Reinvestment Plan, please call 1-800-317-4445.

DETACH HERE

PROXY

NORTH FORK BANCORPORATION, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the Board of Directors

April 22, 2003

P

R

O

X

Y

The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware corporation (the “Company”), hereby appoint(s) James H. Rich, Jr., and Alma T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 a.m. on Tuesday, April 22, 2003, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting:

The following proposal is the only proposal to be voted on at the Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR proposal 1.

1.	Election of Directors to the Board of Directors for terms to expire at the 2006 Annual Meeting of Stockholders.
Nominees: 01 Allan C. Dickerson, 02 Lloyd A. Gerard, 03 John Adam Kanas, 04 Raymond A. Nielsen

This proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR proposal 1, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof to the extent permitted under applicable law.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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